Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-269337 and 333-262072) on Form S-3 of Altus Power, Inc. of our report dated April 29, 2022, with respect to the financial statements of Portfolio A Financing (Fund III), LLC, which report appears in the Form 8-K/A of Altus Power, Inc. dated May 3, 2023.

/s/ KPMG LLP

New York, New York
May 3, 2023